SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Dec. 18, 2008

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On Dec. 18, 2008, Ben Fowke was named executive vice president and chief financial officer of Xcel Energy.  In addition to his existing responsibilities as vice president and CFO, Ben Fowke now assumes responsibility for Xcel Energy’s four operating companies: Southwestern Public Service Co., Public Service Co. of Colorado, Northern States Power Co.-Minnesota and NSP-Wisconsin.  Xcel Energy issued a press release announcing the matter discussed above which is attached as Exhibit 99.01 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

On Dec. 18, 2008, Southwestern Public Service Company (SPS), a New Mexico corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed with the New Mexico Public Regulation Commission (NMPRC) a request for a New Mexico retail electric general rate increase.

The filing requests an overall increase in annual revenues of approximately $24.6 million, or an increase of 5.1 percent.  The rate filing is based on a twelve month base period ending June 30, 2008 and includes a requested rate of return on equity of 12.0 percent, an electric net rate base of approximately $321 million allocated to the New Mexico retail jurisdiction, and an equity ratio of 50 percent.

As part of this rate filing, SPS seeks to implement part of this proposed increase on an interim basis, beginning Jan. 17, 2009 to recover purchased power costs of the new Hobbs Generating Station, which began operating Sept. 16, 2008. This proposed interim rate increase is approximately $7.6 million.  The interim rates would remain in effect until the NMPRC makes its final decision on the case.  A decision on the overall request is expected in late 2009.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

99.01	Press Release dated Dec. 18, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Executive Vice President and Chief Financial
Officer
Dec. 19, 2008